Exhibit 10.1

INNOVIVA, INC.
June 11, 2020
Geoffrey L. Hulme
BY EMAIL
Re: Consulting Agreement
Dear Geoffrey,
This letter agreement (this “Agreement”) is intended to confirm our mutual understanding with respect to your engagement with Innoviva, Inc. (the “Company”) from and after the date hereof.
Your employment with the Company has been terminated effective as of the close of business on May 20, 2020 (such date being, the “Separation Date”).  Following the Separation Date, you will receive any accrued but unused paid time off payable in accordance with the Company’s policies.  From and after the Separation Date, you will not be entitled to any new equity or equity-based awards and all outstanding unvested equity and equity-based awards held by you as of the Separation Date will expire and automatically be forfeited as of the Separation Date.  In addition, you will not be entitled to any bonus compensation in respect of the 2020 calendar year or otherwise.
Subject to (i) your completion of your duties and responsibilities during the Consulting Period (as defined below), (ii) your execution, delivery to the Company and non-revocation of a general release of claims in the form attached hereto as Exhibit A (the “Release”) that becomes effective within thirty (30) days following the Separation Date, and (iii) your continued compliance with this Agreement and that certain Proprietary Information and Inventions Agreement, dated May 18, 2018, by and between you and the Company (the “PIIA”), the Company will pay (or reimburse you) for the cost of your monthly premium under COBRA until the later of (x) the last day of the Consulting Period or (y) the date that is three (3) months following the Separation Date, in either case, to the extent permitted by applicable law without any penalty to you or any member of the Company Group and subject to your election of COBRA continuation coverage under the Company’s group health plan (the “Consideration”).  If you fail to execute the Release in a timely manner so as to permit any revocation period to expire, or timely revoke your acceptance of such Release following its execution, you will not be entitled to receive the Consideration.  Notwithstanding the foregoing, if, at any time prior to or during the period in which you receive the Consideration, you engage in conduct that constitutes “cause” (e.g., conduct that materially harms or could reasonably be expected to materially harm the business or reputation of any member of the Company Group (as defined below)) as determined by the Company in good faith (“Cause”), then your right to the Consideration will immediately cease as of the occurrence of such conduct.
By signing below, you acknowledge and reaffirm your obligations and restrictions set forth in the PIIA.  You further hereby acknowledge that your continued compliance with such obligations and restrictions is a condition of your receiving the Consideration and upon any breach of such obligations or restrictions, the Company shall be entitled to an immediate refund of any Consideration already received by you.
You acknowledge and agree that your conditional right to the Consideration in accordance with the terms of this Agreement is in full discharge of any and all severance, separation or termination based liabilities and obligations of the Company or any of its direct and indirect parents, subsidiaries or affiliates (the “Company Group”) to you arising under that certain employment letter agreement, dated May 18, 2018, by and between you and the Company (the “Prior Agreement”) or any other alleged written or oral employment or service agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group.

Your engagement as a consultant shall commence effective as of the Separation Date and continue through the close of business on May 20, 2021, provided that the Company may terminate your engagement earlier (i) for Cause or (ii) in the event of your failure to complete the Consulting Services (as defined below) to the reasonable satisfaction of the Company (the period of your engagement as a consultant is referred to herein as the “Consulting Period”).  Upon any termination of your engagement, you will be entitled only to fees accrued but unpaid through the date of such termination and any Consideration owed to you in accordance with the terms of this Agreement, and the Company shall have no further obligations to you under this Agreement thereafter.
During the Consulting Period, you agree to make yourself reasonably available to consult with employees of the Company regarding matters in which you have familiarity as may be reasonably requested from time to time, at all times giving the full benefit of your knowledge, expertise, technical skill and ingenuity (the “Consulting Services”).  For the avoidance of doubt, the Consulting Services may include a requirement that you provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation.  You agree that you will perform the Consulting Services as an independent contractor, and not as an employee, agent or representative of the Company or any member of the Company Group, and unless authorized in writing by the Company, you will not have the power or authority to act on behalf of, or bind in any way, any member of the Company Group.  You will render the Consulting Services from location(s) of your choosing and you will furnish any equipment, supplies and other materials used to perform the Consulting Services.  During the Consulting Period, you will report to the Company’s Chief Executive Officer and such other employees as may be designated by the Company from time to time regarding your performance of the Consulting Services as may be requested from time to time.  During the Consulting Period, you will provide the Consulting Services for no more than 40 hours per month.
In consideration for the Consulting Services, the Company will pay you a monthly consulting fee of $41,667, payable monthly in arrears.  You will also be reimbursed for all pre-approved and documented out-of-pocket business expenses incurred in your performance of the Consulting Services in accordance with the Company’s policies.  As an independent contractor, you will be solely responsible for payment of all applicable taxes payable in respect of amounts payable to you under this Agreement, and the Company will not withhold for taxes from any such amounts.  In addition, you understand and agree that you are not eligible by virtue of your engagement as a consultant to participate in any of the employee benefit plans or programs of the Company or any other member of the Company Group.  In the event that this consulting arrangement is reclassified as employment by any governmental agency or court, you further agree that you will not seek to participate in or benefit from any of the employee benefit plans or programs of the Company Group as a result of such reclassification.
By signing below, you represent and warrant to the Company that your provision of the Consulting Services hereunder will not violate any applicable law and covenant and agree to comply with all applicable laws in providing the Consulting Services.  You acknowledge that you are in possession of material non-public information regarding the Company and that you will be bound by the Company’s policies with respect to securities trading restrictions during the Consulting Period.

You acknowledge that, during the course of your engagement, you will have access to, and be in close contact with, confidential and proprietary information about the Company Group.  In recognition of the foregoing, you agree, at all times from and after the date hereof, to hold in confidence, and not to use (except for the benefit of the Company Group and in connection with the Consulting Services hereunder), or to disclose to any person, firm, corporation or other entity without written authorization of the Company, any Confidential Information (as defined below) that you obtain or create.  You understand that “Confidential Information” means confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information relating to the Company Group, or that the Company Group may receive belonging to clients, accounts, customers or others who do business with the Company Group.  However, Confidential Information will not include (i) any of the foregoing items which have become publicly and widely known through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved; or (ii) any information that you are required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event you agree to give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, (i) pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C § 1833(b)(1)), no individual will be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that: (a) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) you will not be prohibited from (a) cooperating in a government or administrative investigation or (b) revealing alleged criminal wrongdoing to law enforcement.
Each Invention (as defined below) will belong exclusively to the Company.  You acknowledge that all Inventions are works made for hire and the property of the Company, including any copyrights, patents or other intellectual property rights pertaining thereto.  If it is determined that any such works are not works made for hire, you hereby assign to the Company all right, title and interest, including all rights of copyright, patent and other intellectual property rights, to or in such Inventions without additional compensation.  For purposes of this Agreement, “Invention” shall mean any idea, invention, technique, modification, process or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived or developed by you, either solely or in conjunction with others, during your employment with the Company and/or during the Consulting Period (i) while performing its duties for the Company, (ii) by utilizing the Company’s office space, equipment, supplies or facilities and/or (iii) by utilizing Confidential Information.
You hereby acknowledge and agree that during the Consulting Period, you will not, without the written consent of the Company, directly or indirectly, on your behalf or on behalf of a third party, (i) solicit, persuade or induce, or attempt to do any of the foregoing, any current or prospective client, customer, vendor, business partner, distributor, supplier or other business relation of any member of the Company Group (collectively, the “Group”) (or who was a client, customer, vendor, business partner, distributor or supplier of the Group as of or following the date hereof and at any time during the twelve (12) months preceding the Separation Date) to terminate its relationship with the Group or otherwise interfere in any way with such relationship, or (ii) as to any geographic jurisdiction in which the Group is engaged (or has committed plans to engage) in business during your employment with the Company and/or during the Consulting Period, owning any interest in, operating, joining, controlling or participating as a partner, director, principal, officer, or agent of, entering into the employment of, acting as a consultant to, or performing any services for any individual or entity (other than the Company), that engages in business activities in which the Group is engaged (or has committed plans to engage) during your employment with the Company and/or during the Consulting Period (including without limitation the engagement in any research or development of respiratory products that could compete with any products or services of the Group).  You hereby acknowledge and agree that the execution of this Agreement does not alter your obligations to the Group under any confidentiality, non-compete, non-solicit, invention assignment, or similar agreement or arrangement to which you are a party with any member of the Company Group, including without limitation the PIIA, which obligations are hereby incorporated into this Agreement and shall survive the termination of your employment and/or service engagement with the Company, and you hereby acknowledge that your obligations to the Group pursuant to such agreements or arrangements are in addition to, and not in lieu of, the obligations and restrictions set forth in this Agreement.

You expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in the previous three paragraphs may result in substantial, continuing and irreparable injury to the members of the Company Group.  Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of the previous three paragraphs without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.
You acknowledge that each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity.  If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions.  If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, you agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision to the maximum and/or broadest duration, scope and/or area permissible by law, and in its reduced form said provision shall then be enforceable.
Following the Consulting Period, you agree that you will provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge.  The Company agrees to reimburse you for reasonable out-of-pocket expenses and to pay you an hourly fee of $150 for services performed at the request of the Company with respect to your cooperation pursuant to the terms of this paragraph.
You also agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment or service engagement by the Company and/or any other member of the Company Group, you will give prompt written notice of such request in writing, delivered to the Company at its principal executive office, marked for the attention of its principal executive officer and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.
The Company agrees that you will be covered under the Company’s directors’ and officers’ liability insurance policy during the Consulting Period in respect of the Consulting Services to the same extent as the Company’s current directors and officers are covered under such policy.
The terms contained in this Agreement constitute and embody our full and complete understanding and agreement with respect to your engagement as a consultant for the Company, and supersede and replace any prior or contemporaneous agreements or understandings, written or oral, concerning such subject matter, including, without limitation, the Prior Agreement.  The terms of this Agreement may be modified only by a writing duly executed by you and the Company, and this Agreement, and your obligations hereunder, may not be assigned by you without the prior written consent of the Company.  The benefits and obligations contained in this Agreement will inure to the benefit of and be binding upon the Company and its respective successors and assigns.

This Agreement will be governed under the laws of the State of New York, without giving effect to the choice of law principles thereof.  By signing below, you agree that all disputes and claims of any nature that you may have against any member of the Company Group including, without limitation, all statutory, contractual, and common law claims and claims pursuant to this Agreement, will be submitted solely and exclusively first to mandatory mediation and, if mediation is unsuccessful, then to binding arbitration in accordance with the then-current arbitration rules and procedures of the Judicial Arbitration Mediation Services (JAMS) to be held in the closest JAMS office to New York, New York (or such other location as mutually agreed to by the parties).  All information regarding the dispute or claim and mediation and arbitration proceedings, including any settlement, shall not be disclosed by you or any mediator or arbitrator to any third party without the written consent of the Company, except with respect to judicial enforcement of any arbitration award.  The cost of any mediation or arbitration will be borne equally between you and the Company, except where prohibited by applicable law.
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If you are in agreement with the terms of your consulting engagement described above, please execute this Agreement where indicated below and return to me.  The execution of this Agreement may be by actual or facsimile signature.

Sincerely,

INNOVIVA, INC.

	By:	/s/ Pavel Raifeld
	Name:	Pavel Raifeld
	Title:	CEO

AGREED AND ACCEPTED as of this 11th day of June, 2020 by:

/s/ Geoffrey L. Hulme
Geoffrey L. Hulme

[Signature page to Hulme Consulting Agreement]

RELEASE OF CLAIMS
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.
For and in consideration of the Consideration (as defined in my Consulting Agreement, dated June 11, 2020, with Innoviva, Inc. (such corporation, the “Company” and such agreement, my “Consulting Agreement”)), and other good and valuable consideration, I, Geoffrey L. Hulme, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge the Company and each of it direct and indirect subsidiaries and affiliates, and their respective successors and assigns, together with their respective current and former officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation.  The release of claims in this Release includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988 and the Equal Pay Act of 1963, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees.  The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.
I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.
By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims that cannot be waived by law, or (ii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.
I expressly acknowledge and agree that I –
•	Am able to read the language, and understand the meaning and effect, of this Release;
•
Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•
Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Consideration in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;

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•	Acknowledge that, but for my execution of this Release, I would not be entitled to the Consideration;
•	Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;
•
Had or could have had twenty-one (21) calendar days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

•	Have not relied upon any representation or statement not set forth in this Release or my Consulting Agreement made by the Company or any of its representatives;
•	Was advised to consult with my attorney regarding the terms and effect of this Release; and
•	Have signed this Release knowingly and voluntarily.
I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein.  If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit.  Notwithstanding anything to the contrary, nothing herein shall prevent or restrict me from (i) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency; (ii) truthfully responding to or complying with a subpoena, court order, or other legal process; or (iii) exercising any rights I may have under applicable labor laws to engage in concerted activity with other employees; provided however, that I hereby forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where my right to receive such a monetary benefit is otherwise not waivable by law.
I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Group and affirmatively agree not to seek further employment with the Company or any other member of the Group.
Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days immediately following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Executive Officer.  To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release.  Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) calendar day following the date on which this Release is executed shall be its effective date.  I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay me the Consideration.
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The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns.  If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect.  The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES.  ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN NEW YORK, NEW YORK, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS.  BY EXECUTION OF THIS RELEASE, I CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.  FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.
Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Consulting Agreement.
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I, Geoffrey L. Hulme, have executed this Release of Claims on the respective date set forth below:

/s/ Geoffrey L. Hulme
Geoffrey L. Hulme

Date: June 11, 2020

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